Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES RECORD FIRST QUARTER 2025 RESULTS;
CONFIRMS 2025 EARNINGS AND FREE CASH FLOW ESTIMATES

Highlights

•Reported organic volume growth in all segments
•Achieved record first quarter adjusted EPS and adjusted EBIT
•Delivered fourth consecutive quarter of double digit volume growth in dispensing products
•Confirmed expectation of double digit percentage earnings and free cash flow growth in 2025

STAMFORD, CT, April 30, 2025 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported first quarter 2025 record net sales of $1.47 billion and net income of $68.0 million, or $0.63 per diluted share, as compared to first quarter 2024 net sales of $1.32 billion and net income of $55.2 million, or $0.52 per diluted share.

Adjusted net income per diluted share for the first quarter of 2025 increased 19% from the prior year period to a record $0.82, after adjustments increasing net income per diluted share by $0.19. Adjusted net income per diluted share for the first quarter of 2024 was $0.69 after adjustments increasing net income per diluted share by $0.17. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"Our team delivered another quarter of record results with adjusted EPS growth of 19% that was near the high end of our expectation in the first quarter, as volume growth and outstanding operating performance across all segments, strong results from the Weener acquisition and continued execution of our cost reduction program drove our success. Once again, the strength of our teams, the power of our diverse portfolio and the success of our unique value creation strategy continue to set Silgan apart in the market," said Adam Greenlee, President and CEO. "Our long-term strategic growth initiatives continued to drive strong organic volume growth, mix enhancement and margin improvement for the Company in the quarter. Our Dispensing and Specialty Closures business delivered another quarter of double digit organic volume growth in dispensing products which, combined with strong performance from the Weener acquisition and our cost reduction program, generated record first quarter adjusted EBIT in the segment. The momentum in our Metal Containers segment remains strong, with mid-single digit volume growth in pet food and strength in soup driving mid-single digit organic volume growth in the first quarter. Our Custom Containers business delivered record first quarter adjusted EBIT through organic growth in our target markets and continued to showcase the value we provide in our markets and the operating leverage in the business," continued Mr. Greenlee. "We are pleased with our start to 2025 and are on track to deliver strong volume, earnings and free cash flow growth for the year. We remain confident in our ability to deliver results that outpace our end market growth in 2025 and beyond as a result of our relentless focus on meeting the unique needs of our customers, the resilience of our chosen end markets, our commitment to innovation and our disciplined capital deployment strategy," concluded Mr. Greenlee.

First Quarter Results

Net sales for the first quarter of 2025 were a record $1.47 billion, an increase of $149.7 million, or 11%, as compared to the same period in the prior year. Net sales increased predominantly as a result of the inclusion of the results of the Weener acquisition and organic volume growth in all segments.

Income before interest and income taxes (EBIT) for the first quarter of 2025 was $130.5 million, an increase of $18.8 million as compared to $111.7 million for the first quarter of 2024. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $79.9 million, $44.7 million, and $22.1 million, respectively, in the first quarter of 2025. Rationalization charges were $11.0 million and $11.7 million in the first quarters of 2025 and 2024, respectively. Costs attributed to announced acquisitions were $1.1 million in the first quarter of 2025. A reconciliation of EBIT for each segment to Adjusted EBIT and Adjusted EBITDA, Non-GAAP financial measures used by the Company that adjust EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the first quarter of 2025 was $42.9 million, an increase of $4.3 million as compared to the first quarter of 2024 primarily due to increased borrowings in the current year period related to the acquisition of Weener Packaging.

The effective tax rates were 23.8% and 24.5% for the first quarters of 2025 and 2024, respectively.

First Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were a record $671.1 million in the first quarter of 2025, an increase of $135.2 million, or 25%, as compared to $535.9 million in the first quarter of 2024. The increase in net sales from the prior year quarter was a result of strong performance from the Weener acquisition, which added net sales of $126.1 million, and higher organic volume/mix of 4%, with double digit volume improvement and record volume in dispensing products. These benefits were partially offset by unfavorable foreign currency translation of 2%.

Dispensing and Specialty Closures Adjusted EBIT increased $21.4 million to a record first quarter level of $99.2 million in 2025 as compared to $77.8 million in the first quarter of 2024. The increase in Adjusted EBIT was driven primarily by strong results from the Weener Packaging acquisition, which contributed $16.8 million in the quarter, improved price/cost and favorable volume/mix, which was partially offset by the unfavorable impact of foreign currency.

Metal Containers
Net sales of the Metal Containers segment were $628.4 million in the first quarter of 2025, an increase of $11.3 million, or 2%, as compared to $617.1 million in the first quarter of 2024. Metal containers volume increased 4% during the quarter primarily as a result of higher volumes for pet food and soup markets. Higher volumes in the quarter were partially offset by less favorable price/mix due to the strong growth in smaller cans for pet food markets.

Metal Containers Adjusted EBIT increased $4.6 million to $49.6 million in the first quarter of 2025 as compared to $45.0 million in the first quarter of 2024. The improvement in Adjusted EBIT in the quarter was primarily the result of favorable price/cost including mix and higher volumes.

Custom Containers
Net sales of the Custom Containers segment were $167.2 million in the first quarter of 2025, an increase of $3.2 million, or 2%, as compared to $164.0 million in the first quarter of 2024. This increase was primarily the result of higher volumes of 2% largely due to new business awards and the contractual pass through of higher raw material costs, which were partially offset by unfavorable foreign currency translation of 1%.

Custom Containers Adjusted EBIT increased $4.4 million to a record first quarter level of $24.6 million in 2025 as compared to $20.2 million in the first quarter of 2024. The increase in Adjusted EBIT was primarily the result of more favorable price/cost including mix and higher volumes due to the successful commercialization of new business awards.

Outlook for 2025

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2025 in the range of $4.00 to $4.20, a 13% increase at the midpoint of the range over adjusted net income per diluted share of $3.62 in 2024. Volumes and Adjusted EBIT in all segments for 2025 are expected to be higher than 2024 levels. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company confirmed its estimate of interest and other debt expense in 2025 of approximately $185 million and continues to expect an effective tax rate for 2025 of approximately 24%.

The Company confirmed its estimate of free cash flow in 2025 of approximately $450 million, a 15% increase as compared to $391.3 million in 2024. Capital expenditures are expected to be approximately $300 million in 2025.

For the second quarter of 2025, the Company expects higher Adjusted EBIT in all segments and provided an estimate of adjusted net income per diluted share in the range of $0.98 to $1.08, a 17% increase at the midpoint of the range as compared to $0.88 in the second quarter of 2024. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2025 at 11:00 a.m. eastern time on Wednesday, April 30, 2025. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (888) 208-1711 and from outside the U.S. and Canada should dial (773) 305-6853. The confirmation code for the conference call is 4370100. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $5.9 billion in 2024. Silgan operates 123 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2024 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter ended March 31,
(Dollars and shares in millions, except per share amounts)

	2025	2024

Net sales	$1,466.7	$1,317.0

Cost of goods sold	1,196.3	1,093.5

Gross profit	270.4	223.5

Selling, general and administrative expenses	129.1	100.5

Rationalization charges	11.0	11.7

Other pension and postretirement (income)	(0.2)	(0.4)

Income before interest and income taxes	130.5	111.7

Interest and other debt expense	42.9	38.6

Income before income taxes	87.6	73.1

Provision for income taxes	20.8	17.9

Income before equity in earnings of affiliates	66.8	55.2

Equity in earnings of affiliates, net of tax	1.2	—
Net income	$68.0	$55.2

Earnings per share (EPS):
Basic net income per share	$0.64	$0.52
Diluted net income per share	$0.63	$0.52

Cash dividends per common share	$0.20	$0.19

Weighted average shares:
Basic	106.9	106.6
Diluted	107.3	107.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2025	2024	2024
Assets:
Cash and cash equivalents	$353.0	$308.6	$822.9
Trade accounts receivable, net	1,012.8	946.1	594.3
Inventories	1,055.3	957.2	928.1
Other current assets	176.4	164.4	177.5
Property, plant and equipment, net	2,302.7	1,943.7	2,282.9
Other assets, net	3,867.8	3,254.3	3,779.0
Total assets	$8,768.0	$7,574.3	$8,584.7

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,140.3	$943.6	$1,530.7
Current and long-term debt	4,628.6	3,880.4	4,136.8
Other liabilities	915.8	850.5	927.6
Stockholders' equity	2,083.3	1,899.8	1,989.6
Total liabilities and stockholders' equity	$8,768.0	$7,574.3	$8,584.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2025	2024
Cash flows provided by (used in) operating activities:
Net income	$68.0	$55.2
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	79.4	66.4
Amortization of debt discount and debt issuance costs	1.4	1.3
Rationalization charges	11.0	11.7
Other changes that provided (used) cash:
Trade accounts receivable, net	(404.5)	(355.6)
Inventories	(115.2)	(22.3)
Trade accounts payable and other changes, net	(323.5)	(304.5)
Net cash (used in) operating activities	(683.4)	(547.8)

Cash flows provided by (used in) investing activities:
Capital expenditures	(82.9)	(75.3)
Proceeds from asset sales	—	2.5
Other investing activities	0.4	0.3
Net cash (used in) investing activities	(82.5)	(72.5)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(21.9)	(21.1)
Changes in outstanding checks - principally vendors	(85.0)	(160.6)
Net borrowings and other financing activities	389.9	474.4
Net cash provided by financing activities	283.0	292.7

Effect of exchange rate changes on cash and cash equivalents	13.0	(6.7)

Cash and cash equivalents:
Net (decrease)	(469.9)	(334.3)
Balance at beginning of year	822.9	642.9
Balance at end of period	$353.0	$308.6

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2025	2024
Net sales:
Dispensing and Specialty Closures	$671.1	$535.9
Metal Containers	628.4	617.1
Custom Containers	167.2	164.0
Consolidated	$1,466.7	$1,317.0

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$79.9	$59.7
Metal Containers	44.7	41.7
Custom Containers	22.1	17.8
Corporate	(16.2)	(7.5)
Consolidated	$130.5	$111.7

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,
(Dollars and shares in millions, except per share amounts)

Table A

	2025		2024
	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$68.0	$0.63	$55.2	$0.52

Adjustments (a)	20.3	0.19	18.0	0.17
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$88.3	$0.82	$73.2	$0.69

Weighted average number of common shares outstanding - Diluted
		107.3		107.1

(a) Adjustments consist of items in the table below

	2025	2024
Adjustments:
Acquired intangible asset amortization expense	$15.4	$13.3
Other pension (income) for U.S. pension plans	(0.9)	(1.2)
Rationalization charges	11.0	11.7
Costs attributed to announced acquisitions	1.1	—
Pre-tax impact of adjustments	26.6	23.8
Tax impact of adjustments	6.3	5.8
Net impact of adjustments	$20.3	$18.0

Weighted average number of common shares outstanding - Diluted
	107.3	107.1
Diluted EPS impact from adjustments	$0.19	$0.17

Adjusted tax rate	23.8%	24.5%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT and ADJUSTED EBITDA (2)
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)
Table B

	2025	2024
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$79.9	$59.7
Acquired intangible asset amortization expense	13.9	11.9
Other pension (income) for U.S. pension plans	(0.2)	(0.3)
Equity in earnings of affiliates, net of tax	1.2	—
Rationalization charges	4.4	6.5
Adjusted EBIT	99.2	77.8
Depreciation	35.9	25.2
Adjusted EBITDA	$135.1	$103.0

Metal Containers:
Income before interest and income taxes (EBIT)	$44.7	$41.7
Acquired intangible asset amortization expense	0.4	0.3
Other pension (income) for U.S. pension plans	(0.4)	(0.6)
Rationalization charges	4.9	3.6
Adjusted EBIT	49.6	45.0
Depreciation	19.2	18.9
Adjusted EBITDA	$68.8	$63.9

Custom Containers:
Income before interest and income taxes (EBIT)	$22.1	$17.8
Acquired intangible asset amortization expense	1.1	1.1
Other pension (income) for U.S. pension plans	(0.3)	(0.3)
Rationalization charges	1.7	1.6
Adjusted EBIT	24.6	20.2
Depreciation	8.7	9.1
Adjusted EBITDA	$33.3	$29.3

Corporate:
(Loss) before interest and income taxes (EBIT)	$(16.2)	$(7.5)
Costs attributed to announced acquisitions	1.1	—
Adjusted EBIT	(15.1)	(7.5)
Depreciation	0.1	—
Adjusted EBITDA	$(15.0)	$(7.5)

Total Adjusted EBIT	158.3	135.5
Total Depreciation	63.9	53.2
Total Adjusted EBITDA	$222.2	$188.7

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C
	Second Quarter,			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2025	2025	2024	2025	2025	2024

U.S. GAAP net income as estimated for 2025
and as reported for 2024	$91.1	$101.8	$76.1	$367.3	$388.8	$276.4
Adjustments (a)	14.1	14.1	17.9	62.3	62.3	111.4
Non-U.S. GAAP adjusted net income as estimated for 2025 and presented for 2024
	$105.2	$115.9	$94.0	$429.6	$451.1	$387.8

U.S. GAAP diluted EPS as estimated for 2025
and as reported for 2024	$0.85	$0.95	$0.71	$3.42	$3.62	$2.58
Adjustments (a)	0.13	0.13	0.17	0.58	0.58	1.04
Non-U.S. GAAP adjusted diluted EPS as estimated for 2025 and presented for 2024
	$0.98	$1.08	$0.88	$4.00	$4.20	$3.62

(a) Adjustments consist of items in the table below

	Second Quarter,		Year Ended
	June 30,		December 31,
	2025	2024	2025	2024
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$15.4	$12.3	$61.7	$52.6
Other pension (income) for U.S. pension plans	(0.9)	(1.2)	(3.7)	(4.2)
Rationalization charges	4.1	6.9	22.8	59.5
Costs attributed to announced acquisitions	—	5.5	1.1	28.4
Purchase accounting write-up of inventory	—	—	—	6.1
Loss on early extinguishment of debt	—	—	—	1.1
Pre-tax impact of adjustments	18.6	23.5	81.9	143.5
Tax impact of adjustments	4.5	5.6	19.6	32.1
Net impact of adjustments	$14.1	$17.9	$62.3	$111.4

Weighted average number of common shares outstanding - Diluted
	107.3	107.0	107.4	107.1
Diluted EPS impact from adjustments	$0.13	$0.17	$0.58	$1.04

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented Adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges and costs attributed to announced acquisitions from EBIT, and to include in EBIT equity in earnings of affiliates, net of tax, for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results of the Company and its segments. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The Company's management views the operating performance of its affiliates which are joint ventures as part of the Company's operating performance and therefore believes that the Company's share of the net operating results of its affiliates which are joint ventures should be included in the Company's Adjusted EBIT. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies. The Company has also presented Adjusted EBITDA for the periods covered by this press release, which measure is a Non-GAAP financial measure. Adjusted EBITDA means Adjusted EBIT plus depreciation. The Company's management believes that Adjusted EBITDA also allows for a more appropriate evaluation of operating results of the Company and its segments. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.